Exhibit 4.1

NUMBER UNITS U-
SEE REVERSE FOR CERTAIN DEFINITIONS	CUSIP [●]

TLGY ACQUISITION CORPORATION

UNITS CONSISTING OF ONE CLASS A ORDINARY SHARE AND ONE-HALF OF ONE WARRANT, EACH WHOLE REDEEMABLE WARRANT ENTITLING THE HOLDER TO PURCHASE ONE CLASS A ORDINARY SHARE

THIS CERTIFIES THAT

is the owner of                  Units.

Each Unit (“Unit”) consists of (i) one (1) Class A Ordinary Share, par value $0.0001 per share (“Ordinary Shares”), of TLGY Acquisition Corporation, a Cayman Islands exempted company (the “Company”), (ii) one-half (1/2) of one redeemable warrant (“Detachable Redeemable Warrant”), and (iii) a contingent right to receive an additional amount of redeemable warrants (“Distributable Redeemable Warrant”, together with the Detachable Redeemable Warrants, the “Warrant”). Each whole Warrant entitles the holder to purchase one (1) Ordinary Share (subject to adjustment) for $11.50 per share (subject to adjustment). Only whole Warrants are exercisable. Each Warrant will become exercisable on the later of (i) thirty (30) days after the Company’s completion of a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses (each a “Business Combination”), and (ii) twelve (12) months from the closing of the Company’s initial public offering, and will expire unless exercised before 5:00 p.m., New York City Time, on the date that is five (5) years after the date on which the Company completes its initial Business Combination, or earlier upon redemption or liquidation. The Ordinary Shares and Warrants comprising the Units represented by this certificate will begin separate trading on                 , 2021 unless Mizuho Securities USA LLC elects to allow earlier separate trading, subject to the Company’s filing of a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting the Company’s receipt of the gross proceeds of its initial public offering and issuing a press release announcing when separate trading will begin. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. Each Ordinary Share included in this Unit that is not redeemed by the holder thereof will have the right to receive at least one-fourth of one Warrant following the time at which the Company redeems the Ordinary Shares that the holders thereof have elected to redeem in connection with the Business Combination, and such right shall not be transferable separately from such Ordinary Share at any time, all as more fully described in the Company’s final prospectus dated                 , 2021.The terms of the Warrants are governed by a Warrant Agreement, dated as of                 , 2021, between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at One State Street, 30th Floor, New York, New York 10004, and are available to any Warrant holder on written request and without cost.

Upon the consummation of the Business Combination, the Units represented by this certificate will automatically separate into the Ordinary Shares and Warrants comprising such Units.

This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

This certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

Witness the facsimile signatures of its duly authorized officers.

Dated:

Chief Executive Officer

Transfer Agent

TLGY Acquisition Corporation

The Company will furnish without charge to each unitholder who so requests, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights.

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT	—	Custodian

TEN ENT	—	as tenants by the entireties			(Cust) (Minor) under Uniform Gifts to Minors

JT TEN	—	as joint tenants with right of survivorship and not as tenants in common			Act (State)

Additional abbreviations may also be used though not in the above list.

For value received,                  hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

Units represented by the within Certificate, and does hereby irrevocably constitute and appoint

Attorney to transfer the said Units on the register of members of the within named Company with full power of substitution in the premises.

Dated:
Signature(s) Guaranteed:	Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

In each case, as more fully described in the Company’s final prospectus for its initial public offering dated                 , 2021, the holder(s) of this certificate shall be entitled to receive a pro rata portion of certain funds held in the trust account established in connection with its initial public offering only in the event that (i) the Company redeems the Ordinary Shares sold in its initial public offering and liquidates because it does not consummate an initial business combination within the period of time set forth in the Company’s amended and restated memorandum and articles of association, as the same may be further amended, supplemented or otherwise modified from time to time, (ii) the Company redeems the Ordinary Shares sold in its initial public offering in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association, (a) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial business combination or to redeem 100% of the Ordinary Shares sold in its initial public offering if it does not consummate an initial business combination within the time period set forth therein or (b) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, or (iii) if the holder(s) seek(s) to redeem for cash his, her or its respective Ordinary Shares in connection with a tender offer (or proxy solicitation, solely in the event the Company seeks shareholder approval of the proposed initial business combination) setting forth the details of a proposed initial business combination. In no other circumstances shall the holder(s) have any right or interest of any kind in or to the trust account.